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                                                                    Exhibit 10.6

                         EXECUTIVE EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT ("Agreement") dated as of March 29, 1999 between AMR Services Corporation, a Delaware corporation, together with its subsidiaries (the "Company") and Scott Letier (the "Executive").

                  WHEREAS, the parties wish to establish the terms of Executive's future employment with the Company.

                  Accordingly, the parties agree as follows:

                  1. Employment, Duties and Acceptance.

                           1.1 Employment by the Company. The Company shall
employ the Executive effective upon the Closing Date, (the "Effective Date") as such term is defined in the stock purchase agreement by and among MR Services Acquisition Corporation ("MR Services"), AMR Services Holding Corporation and AMR Corporation, dated as of December 23, 1998, for itself and its affiliates, to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Chief Financial Officer of the Company. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other duties as may be assigned to him from time to time by the Board of Directors of the Company. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5.

                           1.2 Acceptance of Employment by the Executive. The
Executive accepts such employment and shall render the services described above.

                  2. Duration of Employment.

                           This Agreement and the employment relationship
hereunder will continue in effect for three (3) years from the Effective Date. It may be extended by mutual, written agreement at any time. In the event of the Executive's termination of employment during the term of this Agreement, the Company's obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in Sections 4.1, 4.2, 4.3, 4.4, and 4.5 of this Agreement.





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                  3. Compensation by the Company.

                           3.1 Base Salary. As compensation for all services
rendered pursuant to this Agreement, the Company will pay to the Executive an annual base salary ("Base Salary") of one-hundred sixty-five thousand DOLLARS ($165,000), payable in equal semi-monthly installments of $6,875.

                           3.2. Bonuses. The Executive shall be entitled to
receive from the Company an annual cash bonus in an amount determined by the Compensation Committee of the Board of Directors of the Company which could reach 50% percent of Base Salary.

                           3.3 Participation in Employee Benefit Plans. The
Executive shall be permitted, during the term of this Agreement, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives. Executive shall be entitled to paid vacation and all customary holidays each year during the term of this Agreement in accordance with the Company's policies as the same may be established from time to time.

                           3.4 Car Allowance. The Executive shall be entitled to
a monthly car allowance equal to $300.00.

                           3.5 Expense Reimbursement. During the term of this
Agreement, the Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

                  4. Termination.

                           4.1 Termination Upon Death. If the Executive dies
during the term hereof, the Executive's legal representatives shall be entitled to receive the Executive's Base Salary and accrued bonus for the period ending on the last day of the month in which the death of the Executive occurs.

                           4.2 Termination Upon Disability. If during the term
of this Agreement the Executive meets the requirements for physical or mental disability under the Company's long-term disability plan and is eligible to receive benefits thereunder, the Company may at any time prior to the Executive's recovery but after the last day of the sixth consecutive month of such disability, by written notice to the Executive, terminate the Executive's employment hereunder.

                           Additionally, in such event, Executive (or his legal
representatives) shall be entitled to receive the Executive's Base Salary and accrued bonus for the period




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ending on the date such termination occurred. Nothing in this Section 4.2 shall be deemed to in any way affect the Executive's right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.

                           4.3 Termination for Cause. The Executive's employment
hereunder may be terminated by the Company for "Cause" (as herein defined) at any time. "Cause" shall mean with respect to an Executive, (a) the Executive's willful and continued failure to substantially perform the Executive's duties,
(b) repeated acts of insubordination, or willful failure to execute Company plans and/or strategies, (c) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (d) conviction of, or pleading guilty or no contest to, a felony, all as determined by the Board of Directors of the Company in its reasonable judgment; (e) reasonable evidence presented in writing to the Executive that the Executive engaged in a criminal act involving moral turpitude or willful misconduct or (f) conduct not conforming to standards of good citizenship or good moral character, or which is potentially detrimental to the Company's business, reputation, character or standing, provided that, in the case of clauses (a) and (b), the Executive shall be entitled to written notice from the Company and twenty (20) days to cure such deficiency. Breach of this Agreement and to the extent that an Executive is subject to a non-competition and confidentiality agreement, breach of such non-competition and confidentiality agreement, shall constitute Cause under this Agreement.

                           Upon termination for Cause hereunder the Executive
shall be entitled to receive the Executive's Base Salary through the date of termination.

                           4.4 Voluntary Termination. The Executive may upon at
least sixty (60) days' prior written notice to the Company terminate employment hereunder. Upon a voluntary termination the Executive shall be entitled to receive the Executive's Base Salary through the date of termination.

                           4.5 Termination by the Company Other Than For Cause.

                                    (a) If, prior to the expiration of this
Agreement, the Company terminates the Executive's employment for any reason other than Cause, in lieu of additional salary payments to the Executive for periods subsequent to the date of such termination, the Company shall either (i) pay a lump sum severance payment (together with the payments provided in paragraph (b) below, to the Executive at the time of termination (the "Lump Sum Severance Payment")) or (ii) continue to pay the Executive Base Salary for the remaining term of this Agreement. The Lump Sum Severance Payment shall be an amount equal to the number of years, including fractional years, remaining until this Agreement would expire but for such termination multiplied by the Executive's Base Salary rate as in effect as of the date of termination.

                                    (b) For the length of the period for which
severance benefits are provided after any termination pursuant to this Section 4.5, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior





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to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (b) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                                    (c) Nothing contained in this Section 4.5
shall prevent the Executive from receiving any and all benefits payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

                  5. Restrictions and Obligations of the Executive.

                           5.1 Confidentiality. The confidential and proprietary
information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, divulge or use any such information, knowledge or data to anyone other than the Company and those designated by it.

                           5.2 Non-Solicitation or Hire. During the stated term
of this Agreement (as set forth in Section 2) and for a three (3) year period following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly (i) employ or seek to employ any person who is at the date of termination, or was at any time within the six (6) month period preceding the date of termination, an officer, general manager, station manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee's employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an




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independent contractor (excluding consultant) of the Company during such period)
or (ii) take any action that would interfere with, disrupt or damage the relationship of the Company or its subsidiaries with their suppliers, customers, employees, consultants or any other business relationship without, in any case, the prior written consent of the Board of Directors of the Company, or engage in any other action or business that would have a material adverse effect on the Company.

                           5.3 Non-Competition. The Executive shall be bound by
the terms of any non-competition and confidentiality agreement that may be established between the Executive and the Company and/or MR Services.

                           5.4 The Executive agrees not to engage in any act
that is intended, or may reasonably by expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

                           5.5 Property. The Executive acknowledges that all
originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company are the sole property of the Company ("Company Property"). During the term of this Agreement, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, or any affiliate, except in furtherance of his duties under the Agreement. When the Executive terminates his employment with the Company, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

                           5.6 Work Product. The Executive agrees that all
inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company or any of its affiliates, conceived, made or developed during the term of his employment with the Company, whether conceived by the Executive alone or working with others, and whether patentable or not (the "Work Product"), shall be owned by and belong exclusively to the Company. The Executive hereby assigns to the Company his entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company to protect the rights of the Company in any Work Product. The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of his employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled "Copyrights," as amended, and the Company shall be deemed the sole author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Company shall



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automatically own the copyright in such publication. Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

                           5.7 Tax Withholding. The Company or other payor is
authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Directors of the Company to satisfy all obligations for the payment of such withholding taxes.

                  6. Other Provisions.

                           6.1. Notices. Any notice or other communication
required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

                           (a) If the Company, to:

                               AMR SERVICES CORPORATION

                               c/o Castle Harlan, Inc.
                               150 E. 58th Street
                               New York, NY  10155

                               Attention:  Marcel Fournier
                               Telephone:       (212) 644-8600
                               Fax:             (212) 207-8042

                               With a copy to:

                               Schulte Roth & Zabel LLP
                               900 Third Avenue
                               New York, NY  10022

                               Attention:  Marc Weingarten, Esq.
                               Telephone:       (212) 756-2000
                               Fax:             (212) 593-5955

                           (b) If the Executive, to his home address set forth
in the records of the Company.

                           6.2 Entire Agreement. This Agreement contains the
entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.




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                           6.3 Waiver and Amendments. This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                           6.4 Governing Law. This Agreement shall be governed
and construed in accordance with the laws of the State of New York.

                           6.5 Assignability. This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, to any other entity which will substantially carry on the business of the Company.

                           6.6 Counterparts. This Agreement may be executed in
two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                           6.7 Headings. The headings in this Agreement are for
convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

                           6.8 Remedies; Specific Performance. The parties
hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in Section 5, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4 hereof if the Executive breaches any of the covenants applicable to the Executive contained in Section 5, the Executive will immediately return to the Company any such payments previously received under Section 4.5 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

                           6.9 Severability. If any term, provision, covenant or
restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public





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policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

                           6.10 Judicial Modification. If any court or
arbitrator determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.





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                  IN WITNESS WHEREOF, the parties hereto, intending to be
legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

                                     EXECUTIVE


                                     /s/ Scott Letier
                                     ------------------------------------
                                     SCOTT LETIER


                                     AMR SERVICES CORPORATION


                                     By:  /s/ Peter A. Pappas
                                          -------------------------------
                                          Name:  Peter A. Pappas
                                          Title:


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